UNITED STATES

SECURITES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: August 15, 2012

(Date of earliest reported)

Multiband Corporation

(Exact name of registrant as specified in its chapter)

Commission File Number: 13529

Minnesota	41-1255001
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

9449 Science Center Drive, New Hope, Minnesota 55428

(Address of principal executive offices, including zip code)

(763) 504-3000

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 15, 2012, Dr. Martin Singer and Mr. Stephen Kezirian were nominated by Multiband’s Nominating and Governance Committee and appointed that date by the entire Multiband Board of Directors to serve on the Board of Directors for Multiband Corporation until the next regularly scheduled annual meeting of the Company. Mr. Singer is expected to serve on the Compensation Committee and Mr. Kezirian is expected to serve on the Nominating and Governance Committee. Mr. Singer was nominated to serve as a Director by a company shareholder. Mr. Kezirian was nominated to serve as a Director by a company shareholder, Red Oak Partners, LLC.

Dr. Martin Singer, 61, serves as the Chief Executive Officer and Chairman of the Board for PCTEL, Inc., a position he has held since October 2001. Prior to that, he served as PCTEL, Inc.’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director of PCTEL, Inc., since August 1999. From December 1997 to August 2000, Dr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Dr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, Inc., a communications equipment company.  Prior to this period, Dr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Dr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. He has served as the Chairman and Co-Chair of the Midwest Council of TechAmerica (formerly AeA) and has served on the Standing Advisory Group for the Public Company Accounting Oversight Board and Advisory Board for the MMM program at Kellogg School of Business. From March 2009 until September 2010 he also served on the board of directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2006, Dr. Singer was appointed to the board of directors of ISCO International, a provider of spectrum conditioning solutions to wireless and cellular providers worldwide, where he also chaired the Compensation Committee until he left the board in 2007. Dr. Singer is a member of the Economic Club of Chicago and currently has served as the chair and co-chair of the Technology Nominating Committee. Recently, he served as a Commissioner on Illinois’ Economic Recovery Commission, appointed by Governor Quinn to that position. In March 2011, he was appointed by Governor Quinn to the Illinois Broadband Deployment Council. Dr. Singer has 8 patents in telecommunications and is the author of several essays on the telecommunications industry and technology competitiveness. He was awarded the Martin Sandler Achievement Award by the American Israel Chamber of Commerce in 2007 and the Executive Leadership Award by the AeA in 2008. Dr. Singer is a seasoned industry expert with strong knowledge of the Company’s business and technology. The Board believes that Mr. Singer is qualified to serve as a director due to his expertise in business strategy, intellectual property, strategic alliances and business technology.

Stephen Kezirian, 38, is currently the Chief Executive Officer of TRG Customer Solutions (TRG-CS), a diversified, global provider of outsourced contact center solutions with a focus on complex technology intensive applications. With over 6,000 associates and clients and operations in eight countries, TRG-CS provides services to a diverse range of clients, from small- and medium-sized enterprises to the Fortune 50. Prior to joining TRG-CS, Mr. Kezirian was Chief Operating Officer of Cantor Gaming, a wholly-owned subsidiary of Cantor Fitzgerald focused on revolutionizing the gaming experience. In his professional career, Mr. Kezirian has served in a variety of senior leadership roles at McKinsey & Co., Morgan Stanley &Co., J.H. Whitney & Co., Tickets.com and Sprint-Nextel Corporation. Mr. Kezirian holds a bachelor's degree in Economics from Harvard University and an MBA from Harvard Business School.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Multiband Corporation

Date: August 20, 2012	By:	/s/ James L. Mandel
James L. Mandel
Chief Executive Officer

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